(EXHIBIT 15)

The Board of Directors and Shareholders of

S&P Global Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of S&P Global Inc. for the registration of 6,750,000 shares of Common Stock under the S&P Global Inc. 2019 Stock Incentive Plan and 250,000 shares of Common Stock under the S&P Global Inc. Amended and Restated Director Deferred Stock Ownership Plan of our report dated May 3, 2019 relating to the unaudited consolidated interim financial statements of S&P Global Inc. that are included in its Form 10-Q for the quarter ended March 31, 2019.

/s/ ERNST & YOUNG LLP

New York, New York

May 14, 2019